Exhibit 2.1

EXECUTION VERSION

THIRD AMENDMENT TO AGREEMENT AND PLAN OF AMALGAMATION

This Third Amendment to the Agreement and Plan of Amalgamation, is made and entered into as of March 31, 2015 (this “Amendment”), by and between AXIS Capital Holdings Limited, a Bermuda exempted company (“Axis”) and PartnerRe Ltd., a Bermuda exempted company (“PRE” and, together with Axis, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Amalgamation, dated as of January 25, 2015, as amended by that certain First Amendment to the Agreement and Plan of Amalgamation, dated as of February 17, 2015 and that certain Second Amendment to the Agreement and Plan of Amalgamation, dated as of March 10, 2015 (the “Amalgamation Agreement”);

WHEREAS, the parties to this Amendment may amend the Amalgamation Agreement in accordance with Section 7.3 of the Amalgamation Agreement;

WHEREAS, the parties to the Amalgamation Agreement desire to amend certain provisions of the Amalgamation Agreement; and

WHEREAS, the board of directors of each of Axis and PRE has approved and authorized the execution of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows:

Section 1.  Defined Terms.  Capitalized terms used, but not defined, herein shall have the meanings specified in the Amalgamation Agreement.

Section 2.  Amendments to the Amalgamation Agreement.

(a)             The definition of the term “Axis Preferred Shares” in Section 8.13 of the Amalgamation Agreement shall hereby be amended and replaced in its entirety by the definition of such term given below:

“Axis Preferred Shares” shall mean each of Axis’s 7.50% Series B preferred shares, 6.875% Series C preferred shares and 5.50% Series D preferred shares.

Section 3.  General Provisions.

(a)             Effectiveness.  The amendments set forth in this Amendment shall be effective as of the date set forth in the preamble to this Amendment.

(b)             Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic-mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(c)             Governing Law; Disputes.  Sections 8.8 and 8.9 of the Amalgamation Agreement shall apply to this Amendment mutatis mutandis.

(d)             Except as specifically amended by this Amendment, all provisions of the Amalgamation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on the date first written above.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Joseph C. Henry
Name: Joseph C. Henry
Title: EVP and CFO

PARTNERRE LTD.

By:	/s/ David Zwiener
Name: David Zwiener
Title: President and Chief Executive Officer

[Signature Page to Third Amendment to Agreement and Plan of Amalgamation]